Exhibit (k)

FORM OF

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) made and entered into as of this [ ] day of [ ], 2012 by and among CĪON Investment Corporation, a Maryland corporation (the “Corporation”), UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”), and ICON Securities Corp., a Delaware corporation (the “Dealer Manager”), for itself and for and on behalf of its selected dealers (the “Selected Dealers”).

RECITALS

WHEREAS, the Corporation proposes to offer and sell shares of common stock, par value $0.001 per share, of the Corporation (the “Shares”) to investors, including in a public offering of such Shares (the “Offering”).

WHEREAS, pursuant to the Offering, it is seeking gross offering proceeds from persons not affiliated with the Corporation or its investment adviser of at least $2.5 million (the “Minimum Offering Requirement”) and up to $1.0 billion of gross offering proceeds, at an initial purchase price of $10.00 per Share pursuant to the Corporation’s Registration Statement on Form N-2 (File No. 333-178646), as supplemented or amended from time to time (the “Offering Document”).

WHEREAS, the Dealer Manager and the Selected Dealers will sell the Shares in the public offering on behalf of the Corporation on a “best efforts” basis.

WHEREAS, the Corporation has agreed that the subscription price paid by subscribers for Shares will be refunded to such subscribers if the Minimum Offering Requirement has not been met by one year from the date the Offering Document becomes effective (such one-year anniversary being referred to herein as the “Termination Date”).

WHEREAS, the Corporation and the Dealer Manager desire to establish an escrow account (the “Escrow Account”) as further described herein in which funds received from subscribers will be deposited and the Corporation and the Dealer Manager desire that UMB Bank, N.A. act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity.

WHEREAS, in order to subscribe for Shares, a subscriber must deliver the full amount of its subscription: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars.

AGREEMENT

NOW, THEREFORE, the Corporation, the Dealer Manager and the Escrow Agent agree to the terms of this Agreement as follows:

1.	Establishment of Escrow Account; Escrow Period.

(a) On or prior to the commencement of the Offering, the parties shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank as Agent for CĪON Investment Corporation Escrow Account.” Prior to meeting the Minimum Offering Requirement, the Dealer Manager and Selected Dealers will instruct subscribers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as escrow agent for CĪON Investment Corporation.” After meeting the Minimum Offering Requirement, make checks payable to CĪON Investment Corporation.

(b) This Agreement shall become effective on the date on which the Offering Document becomes effective. The escrow period shall commence upon the effectiveness of this Agreement and shall continue until the earlier of (i) the date upon which the Escrow Agent receives confirmation from the Corporation or the Dealer Manager that the Corporation has met the Minimum Offering Requirement (the “Minimum Offering Requirement Date”), (ii) the Termination Date, or (iii) the termination of the Offering by the Corporation prior to meeting the Minimum Offering Requirement (the “Escrow Period”).

2.	Operation of the Escrow Account.

(a) Deposits in the Escrow Account. During the Escrow Period, the Dealer Manager and the Selected Dealers will promptly deliver any monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account, and the Escrow Agent shall deposit and hold in the Escrow Account any monies received directly from subscribers for the payment of Shares (the “Escrowed Funds”). All monies deposited into the Escrow Account shall be held in the Escrow Account until such Escrowed Funds are disbursed in accordance with this paragraph 2. Prior to disbursement of the Escrowed Funds deposited in the Escrow Account, such Escrowed Funds shall not be subject to claims by creditors of the Corporation or any of its affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Break Escrow Affidavit (as defined below), the Escrow Agent shall promptly notify the Corporation in writing via mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable, in the amount of such returned payment as well as any interest earned on the amount of such returned payment. The Corporation will, or will cause its transfer agent, DST Systems, Inc. (the “Transfer Agent”), to maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid by such subscriber for such Shares. During the Escrow Period, neither the Corporation nor the Dealer Manager will be entitled to any principal funds deposited into the Escrow Account.

(b) Returns and Refunds. If the Corporation rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Corporation, promptly, but in no event less than ten (10) days from the date of such rejection, issue a refund to the rejected subscriber at the address provided by the Dealer Manager or the Corporation, upon which the Escrow Agent shall be entitled to rely. If the Corporation rejects any subscription for which the Escrow Agent has not yet collected funds, but has submitted the subscriber’s instrument of payment for collection, the Escrow Agent shall promptly return the funds in the amount of the subscriber’s instrument of payment to the rejected subscriber, at the address provided by the Dealer Manager or the Corporation or their respective agents, upon which the Escrow Agent shall be entitled to rely, after such funds have been collected. If the Escrow Agent has not yet submitted a rejected subscriber’s instrument of payment for collection, the Escrow Agent shall promptly remit the subscriber’s instrument of payment directly to the subscriber.

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(c) Monthly Statements. The Escrow Agent shall provide to the Corporation monthly statements (or more frequently as reasonably requested by the Corporation) on the account balance in the Escrow Account and the activity in such account since the last report. The Escrow Agent will provide access to its Web Exchange program to allow the Corporation to view account balances for the Escrow Account at any time.

(d) Distribution of the Escrowed Funds. If, at any time on or prior to the Termination Date, the Minimum Offering Requirement has been met, then upon the happening of such event, the principal amount of the Escrowed Funds shall remain in the Escrow Account until the Escrow Agent receives written direction provided by the Corporation or the Dealer Manager instructing the Escrow Agent to deliver the principal amount of such Escrowed Funds, or a portion thereof, as the Corporation or the Dealer Manager, as the case may be, shall direct in writing. An affidavit or certification from an officer of the Corporation or the Dealer Manager to the Escrow Agent stating that the Minimum Offering Requirement has been timely met shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Break Escrow Affidavit”). The Break Escrow Affidavit shall indicate (i) the date on which the Minimum Offering Requirement has been met (the “Break Escrow Date”), (ii) the actual total number of Shares sold as of the Break Escrow Date, and (iii) if not all, that portion of the Escrowed Funds to be transferred to the Corporation. Following receipt by the Escrow Agent of the Break Escrow Affidavit, the Escrow Agent shall disburse the Escrowed Funds, as directed by the Corporation. Thereafter, (the “Post Escrow Break Period”), the Escrow Agent shall transfer on the 1st business day following each subsequent date on which any investor is admitted to the Corporation and thereby becomes a stockholder (each, a “Closing Date”), and the Corporation or the Dealer Manager shall notify the Escrow Agent of each Closing Date, all principal and interest earned on the Escrowed Funds in the Escrow Account since the previous Closing Date, as directed by the Corporation. Additionally, the Corporation hereby directs the Escrow Agent to provide the Transfer Agent with all electronic files and information needed by the Transfer Agent to perform its duties as record keeper under its agreement between the Transfer Agent and the Corporation.

If the Escrow Agent has not received a Break Escrow Affidavit on or prior to the Termination Date, the Escrow Agent shall promptly return (but no later than noon of the business day following the Termination Date, in compliance with Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended) the Escrowed Funds, including interest thereon, to the subscribers, per the name, address and in the amounts provided by the Corporation, the Dealer Manager or Transfer Agent to the Escrow Agent without deduction, penalty or expense, and the Escrow Agent shall notify the Corporation and the Dealer Manager in writing of its distribution of the Escrowed Funds. The subscription payments returned to each subscriber shall be free and clear of any and all claims of the Corporation or any of its creditors.

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3. Escrowed Funds. Upon receipt of the Escrowed Funds, the Escrow Agent shall hold the Escrowed Funds in the Escrow Account pursuant to the terms of this Agreement. Until such time as the Escrowed Funds shall be distributed by the Escrow Agent as provided herein, the Escrowed Funds shall be deposited by the Escrow Agent in an interest bearing account or as may otherwise be directed by the Corporation in writing. In the absence of written direction from the Corporation, the Escrow Agent shall invest and reinvest Escrowed Funds only in UMB Money Market Special Fund, a bank money market account. The Escrow Agent shall be entitled to sell or redeem any investment of the Escrowed Funds as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption. Income, if any, resulting from any investment of the Escrowed Funds shall be retained by the Escrow Agent, and shall be distributed according to this Agreement.

4. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any other party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

5. Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the review by the Corporation of this Escrow Agreement or the sufficiency, correctness, genuineness or validity of this Escrow Agreement, on behalf of the Corporation, or with respect to the form of execution of the same, as it relates to the Corporation. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of the Escrow Agent, unless it shall be finally determined in a court of competent jurisdiction that the Escrow Agent was grossly negligent or reckless or acted intentionally in bad faith or in willful misconduct. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

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The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.

The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Corporation, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received or held by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Funds, the Escrow Agent is authorized to comply with any final, binding and non-appealable decision reached through such arbitration or litigation; provided, however, the Escrow Agent shall provide the Corporation with prior written notice of any such decision and the Corporation shall have an opportunity to procure a suitable protective order to the extent applicable.

The Corporation hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred in connection herewith without gross negligence, recklessness, bad faith or willful misconduct on the part of the Escrow Agent, including, without limitation, legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including, without limitation, the reasonable costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness, bad faith or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.

6. The Escrow Agent’s Fee. Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. Subject to proper invoicing and a good faith dispute, all of the Escrow Agent’s compensation and its reasonable and documented costs and expenses shall be paid by the Corporation.

7. Security Interests. No party to this Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.

8. Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, except as otherwise required by law, regulation or governmental order or subpoena, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.

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9. Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect. Upon the effective date of such resignation or removal:

(a) All cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Corporation, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate.

(b) If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Corporation or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

(c) Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into court all monies and property deposited with Escrow Agent under this Agreement.

10. Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, delivered as follows:

(a)If to the Corporation:	CĪON Investment Corporation
3 Park Avenue, 36th Floor
New York, NY 10016
Fax: (212) 418-4739
Attention: Chief Executive Officer

(b) If to the Escrow Agent:	UMB Bank, N.A.
Corporate Trust & Escrow Services
1010 Grand Boulevard, 4th Floor
Mail Stop: 1020409
Kansas City, MO 64106
Attention: Lara Stevens

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(c) If to the Dealer Manager:	ICON Securities Corp
3 Park Avenue, 36th Floor
New York, NY 10016
Fax (212) 300-9681
Attention: President

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

12. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

13. Modification. This Agreement may, subject to the termination conditions of Section 9, be amended, modified or terminated at any time by a writing executed by the Corporation, the Dealer Manager and the Escrow Agent.

14. Assignability. This Agreement shall not be assigned by the Escrow Agent without the Corporation’s prior written consent.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.

17. Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

18. Earnings Allocation; Tax Matters; Patriot Act Compliance. The Corporation or its agent shall be responsible for all tax reporting under this Agreement. The Corporation and the Dealer Manager shall provide to Escrow Agent upon the execution of this Agreement any documentation and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.

19. Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

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20. Termination of the Agreement. This Agreement, except for Sections 5, 9 and 20 hereof, which shall continue in effect, shall terminate upon written notice from the Corporation to the Escrow Agent.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Escrow Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

CORPORATION

CĪON Investment Corporation

By:
Name:
Title:

DEALER MANAGER:

ICON Securities Corp.

By:
Name:
Title:

ESCROW AGENT:

UMB Bank, N.A.

By:
Name:
Title:

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EXHIBIT A

ESCROW FEES AND EXPENSES

Acceptance Fee
Review/draft agreement, establish accounts,	$3,250
Set up recon file/feeds with Transfer Agent

Annual Fee
Annual Escrow Agent	$2,500

Transactional Fees
Outgoing Wire Transfer	$15 each
Daily Recon File to Transfer Agent	$2.50 per Bus Day
Web Exchange Access	$15 per month
Overnight Delivery/Mailings	$16.50 each
IRS Tax Reporting	$10 per 1099

Acceptance fee will be payable at the initiation of the escrow. Thereafter, the annual Escrow Agent fee and Transactional Fees set forth above will be billed quarterly in arrears. Other fees and expenses will be billed as incurred.

Fees specified are for the regular, routine services contemplated by the Agreement, and any additional or extraordinary services, including, but not limited to, disbursements involving a dispute or arbitration, or administration while a dispute, controversy or adverse claim is in existence, will be charged based upon time required at the then standard hourly rate.

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